Filed pursuant to Rule 424(b)(3)

Registration No. 333-237491

PROSPECTUS

5,065,374 Shares

Common Stock

This prospectus relates to the resale or other disposition from time to time of up to 5,065,374 shares of our common stock by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling stockholder.

The shares of common stock being offered by the selling stockholder have been or may be issued pursuant to the purchase agreement dated March 27, 2020 that we entered into with Lincoln Park, or Purchase Agreement. See “The Lincoln Park Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our common stock is listed on The Nasdaq Global Market, or the Exchange, under the ticker symbol “EQ.” On April 6, 2020, the last reported sale price per share of our common stock was $2.40 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Prospectus Summary – Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 7 of this prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2020

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our common stock.

Neither we nor the selling stockholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the selling stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

The following summary highlights information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and other documents incorporated by reference in this prospectus, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Equillium,” “the company,” “we,” “us” and “our” refer to Equillium, Inc.

Company Overview

We are a clinical-stage biotechnology company leveraging deep understanding of immunobiology to develop products to treat severe autoimmune and inflammatory, or immuno-inflammatory, disorders with high unmet medical need. Our initial product candidate, itolizumab (EQ001), is a clinical-stage, first-in-class monoclonal antibody that selectively targets the novel immune checkpoint receptor CD6. CD6 plays a central role in the modulation of effector T cell, or Teff cell, activity and trafficking. Activated Teff cells drive a number of immuno-inflammatory diseases across therapeutic areas including transplant science, systemic autoimmunity, pulmonary, neurologic, gastrointestinal, renal, vascular, ophthalmic and dermatologic disorders. Therefore, we believe itolizumab (EQ001) may have broad therapeutic utility in treating a large and diverse set of severe immuno-inflammatory diseases.

Our pipeline is focused on developing itolizumab (EQ001) as a potential best-in-class, disease modifying treatment for multiple severe immuno-inflammatory disorders. Our Investigational New Drug application, or IND, with the U.S. Food and Drug Administration, or FDA, for acute graft-versus-host disease, or aGVHD, was accepted in July 2018. The FDA granted itolizumab (EQ001) Fast Track designation for the treatment of aGVHD in December 2018 and Orphan Drug designations for both the prevention and treatment of aGVHD in February 2019. In March 2019, we initiated a Phase 1b/2 clinical trial of itolizumab (EQ001) for the treatment of aGVHD. In June 2019, we initiated a Phase 1b proof-of-concept clinical trial in Australia for the treatment of uncontrolled moderate to severe asthma. Our IND for lupus nephritis was accepted by the FDA in July 2019, and we initiated a Phase 1b proof-of-concept clinical trial for the treatment of lupus nephritis in September 2019. The FDA granted itolizumab (EQ001) Fast Track designation for the treatment of lupus nephritis in December 2019. In March 2020, as a result of impacts and risks associated with the current global pandemic caused by COVID-19, we decided to pause enrollment of our Phase 1b clinical trial of itolizumab (EQ001) in uncontrolled asthma and our Phase 1b clinical trial of itolizumab (EQ001) in lupus nephritis. This decision was not based on any observed safety issues associated with itolizumab (EQ001) but rather out of an abundance of caution related to the current global pandemic and our concern for the well-being of patients and their caregivers. We are continuing to enroll patients in the Phase 1b/2 clinical trial of itolizumab (EQ001) for the treatment of aGVHD given the acute life-threatening severity of the disease as we believe itolizumab (EQ001) represents a potentially life-saving treatment for these severely ill patients.

We have ongoing translational biology programs to assess the therapeutic utility of itolizumab (EQ001) in additional indications where CD6 and its ligand, activated leukocyte cell adhesion molecule (ALCAM), play an important role in the pathogenesis of T cell mediated diseases. Our selection of current and future indications is driven by our analysis of the scientific, translational, clinical and commercial rationale for advancing itolizumab (EQ001) into further development.

We acquired rights to itolizumab (EQ001) for the territories of the United States and Canada in May 2017 pursuant to a collaboration and license agreement with Biocon, and the territories of Australia and New Zealand in December 2019, pursuant to an amendment to that agreement. Following completion of a Phase 3 clinical trial conducted by Biocon outside of North America, itolizumab (EQ001) was approved in India for the treatment of moderate to severe plaque psoriasis and is marketed by Biocon in India as ALZUMAb. Today, India is the only jurisdiction where ALZUMAb is approved or marketed. Our partnership with Biocon includes an exclusive supply agreement for clinical and commercial drug product of itolizumab (EQ001). Biocon currently manufactures itolizumab (EQ001) at commercial scale in a facility in India regulated by the FDA. In August 2019, we entered into a letter agreement with Biocon that grants us exclusive rights to negotiate licensing rights with third parties to develop and commercialize itolizumab (EQ001) in select major markets outside of North America. This letter agreement allows us to represent itolizumab (EQ001) more broadly commercially and participate in value that may be created with strategic partners across geographies.

Risks Associated with our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” in this prospectus and those described under similar headings in the documents incorporated by reference into this prospectus. These risks include:

•	The novel coronavirus global pandemic could adversely impact our business, including our clinical trials, our supply chain and our business development activities.
•	We have a very limited operating history and have never generated any revenues. We expect to incur significant losses for the foreseeable future and may never achieve or maintain profitability.
•

We are highly dependent on the success of our product candidate, itolizumab (EQ001), which is in early stage clinical development, and we may not be able to successfully obtain regulatory or marketing approval for, or successfully commercialize, this product candidate in any of the indications for which we plan to develop it.

•	If we fail to comply with U.S. export control and economic sanctions, our business, financial condition and prospects may be materially and adversely affected.
•

Itolizumab (EQ001) is a monoclonal antibody that selectively targets CD6, a target for which there are no FDA-approved therapies. This makes it difficult to predict the timing and costs of clinical development for itolizumab (EQ001). We do not know whether our approach in targeting CD6 will allow us to develop any products of commercial value.

•

We will require substantial additional funding to complete the development and any commercialization of itolizumab (EQ001). If we are unable to raise this capital when needed, we may be forced to delay, reduce or eliminate our research and development programs or other operations.

•	We are very early in our development efforts. We only recently initiated our initial clinical trials of itolizumab (EQ001), and as a company, we have limited experience in these areas.
•

We have licensed itolizumab from Biocon pursuant to an exclusive license agreement, which license is conditioned upon us meeting certain diligence obligations with respect to the development, regulatory approval and commercialization of itolizumab, and making significant milestone payments in connection with regulatory approval and commercial milestones as well as royalty payments.

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The development and commercialization of biopharmaceutical products are subject to extensive regulation, and we may not obtain regulatory approvals for itolizumab (EQ001) in any of the indications for which we plan to develop it, or any future product candidates, on a timely basis or at all.

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Any delays in the commencement or completion, or termination or suspension, of our ongoing, planned or future clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

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Adverse side effects or other safety risks associated with itolizumab could delay or preclude approval, cause us to suspend or discontinue clinical trials, abandon further development, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

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The manufacture of biologics is complex and Biocon, our third-party manufacturer, may encounter difficulties in production, distribution and delivery of such biologics. If Biocon encounters such difficulties, our ability to provide supply of itolizumab (EQ001) for clinical trials, our ability to obtain marketing approval, or our ability to obtain commercial supply of our products, if approved, could be delayed or stopped.

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We rely, and intend to continue to rely, on third parties to conduct our clinical trials and perform some of our research and preclinical studies, and these third parties may not perform satisfactorily.

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We face substantial competition, which may result in others discovering, developing or commercializing products more quickly or marketing them more successfully than us. If their product candidates are shown to be safer or more effective than ours, then our commercial opportunity will be reduced or eliminated.

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If we are unable to obtain or protect intellectual property rights covering our product candidates, or if the scope of the intellectual property protection is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and we may not be able to compete effectively in our market.

•	The stock price of our common stock may be volatile or may decline regardless of our operating performance, and you could lose all or part of your investment.

Corporate Information

We were originally incorporated as Attenuate Biopharmaceuticals, Inc. in Delaware in March 2017 and subsequently changed our name to Equillium, Inc. in May 2017. Our principal executive offices are located at 2223 Avenida de la Playa, Suite 105, La Jolla, CA 92037. Our telephone number is (858) 412-5302.  Our corporate website address is www.equilliumbio.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Our design logo, “Equillium,” and our other registered and common law trade names, trademarks and service marks are the property of Equillium, Inc.  The trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies or products.

Implications of Being an Emerging Growth Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We can remain an emerging growth company until the earlier of (1)  December 31, 2023, which is the end of the fiscal year following the fifth anniversary of the closing of our initial public offering, (2) the last day of the fiscal year (a) in which we have total annual gross revenue of at least $1.07 billion, or (b) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Additionally, even if we no longer qualify as an emerging growth company, as long as we are neither a “large accelerated filer” nor an “accelerated filer,” we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We cannot predict if investors will find our securities less attractive because we may rely on these exemptions, which could result in a less active trading market for our securities and increased volatility in the price of our securities.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. We have elected to use this extended transition period. As a result of this election, our timeline to comply with these standards will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, our financial statements may not be comparable to those of companies that comply with the public company effective dates for these standards.

In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

The Offering

Common Stock Offered By the Selling Stockholder

5,065,374 shares consisting of:

•    65,374 shares of our common stock issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, or the Commitment Shares. We will not receive any cash proceeds from the issuance of these Commitment Shares.

•    Up to 5,000,000 shares of our common stock we may sell to Lincoln Park from time to time over approximately the next 36 months, at our sole discretion, in accordance with the Purchase Agreement.

Common Stock Outstanding Before the Offering	17,425,654 shares

Common Stock to be Outstanding After the Offering

22,491,028 shares, assuming sale of 5,000,000 shares of our common stock and the 65,374 shares of our common stock issued to Lincoln Park as Commitment Shares. The actual number of shares issued will vary depending on the sales prices under this offering, but will not be greater than 3,523,717 shares (inclusive of the 65,374 Commitment Shares), representing 19.99% of the shares of our common stock outstanding on the date of the Purchase Agreement, in accordance with Nasdaq Market rules, unless as otherwise set forth herein.

Use of Proceeds	We currently intend to use any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement for general corporate purposes. See “Use of Proceeds” on page 15 of this prospectus.

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” on page 7 of this prospectus, and under similar headings in other documents incorporated by reference into this prospectus.

Nasdaq Global Market Symbol	“EQ”

The number of shares of our common stock to be outstanding as shown above is based on 17,425,654 shares outstanding as of December 31, 2019, and excludes:

•	1,821,093 shares of our common stock issuable upon exercise of outstanding stock options as of December 31, 2019, at a weighted-average exercise price of $5.64 per share;

•

813,473 shares of our common stock reserved for future issuance under our 2018 Equity Incentive Plan, or 2018 plan, as of December 31, 2019, plus any future increases in the number of shares of common stock reserved for issuance under the 2018 plan pursuant to evergreen provisions;

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503,716 shares of our common stock reserved for future issuance under our 2018 Employee Stock Purchase Plan, or 2018 ESPP, as of December 31, 2019, plus any future increases in the number of shares of common stock reserved for issuance under the 2018 ESPP pursuant to evergreen provisions; and

•	80,428 shares of our common stock issuable upon the exercise of outstanding warrants as of December 31, 2019, each at an exercise price of $3.73 per share.

Except as otherwise indicated, all information in this prospectus assumes no exercise of outstanding stock options and warrants to purchase shares of our common stock outstanding as of December 31, 2019.

Purchase Agreement with Lincoln Park

On March 27, 2020, we entered into the Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $15,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement.  Also on March 27, 2020, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, at the time we signed the Purchase Agreement and the Registration Rights Agreement, we issued 65,374 Commitment Shares to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement.

As of April 7, 2020, we have satisfied the conditions necessary for purchases under the Purchase Agreement. Thereafter, subject to the Beneficial Ownership Cap (described below), we may, from time to time and at our sole discretion, on any single business day, direct Lincoln Park to purchase shares of our common stock in amounts up to 75,000 shares, subject to a maximum commitment by Lincoln Park of $2,000,000 per single purchase, which we refer to in this prospectus as “regular purchases”, plus other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in the regular purchases under the Purchase Agreement will be based on the market price of our common stock preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions”. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of March 27, 2020, there were 17,618,591 shares of our common stock outstanding, of which 6,209,256 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $15,000,000 of our common stock to Lincoln Park, only 5,065,374 shares of our common stock are being offered under this prospectus, which represents: (i) 65,374 shares that we already issued to Lincoln Park as a commitment fee for making the commitment under the Purchase Agreement, and (ii) an additional 5,000,000 shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. As a result, depending on the market prices of our common stock, we may not be able to sell the full $15,000,000 commitment amount contemplated by the Purchase Agreement. For example, assuming that we sell all of the 5,000,000 additional shares of our common stock at an average purchase price of $2.62 per share (which was the closing price of our common stock on the Exchange on March 27, 2020), our total gross proceeds would only be $13,100,000. In the event that the market price of our common stock increases, we may be able to issue and sell more than the 5,000,000 additional shares of our common stock to Lincoln Park in an effort to obtain up to the full $15,000,000 commitment amount contemplated by the Purchase Agreement; provided in such case we will need to register for resale under the Securities Act such incremental additional shares of our common stock. If all of the 5,065,374 shares offered by Lincoln Park under this prospectus were issued and outstanding as of March 27, 2020, such shares would represent approximately 22.3% of the total number of shares of our common stock outstanding and approximately 44.9% of the total number of outstanding shares held by non-affiliates, in each case as of March 27, 2020. If we issue and sell more than the 5,065,374 shares offered under this prospectus to Lincoln Park, as contemplated above, such additional shares could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

The Purchase Agreement prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by our annual, quarterly and other reports and documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement to which this prospectus relates. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

RISKS RELATED TO THIS OFFERING

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On March 27, 2020, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $15,000,000 of shares of our common stock. Upon the execution of the Purchase Agreement, we issued 65,374 Commitment Shares to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement. The remaining 5,000,000 shares of our common stock registered for resale hereunder that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the date of this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion.

We may not have access to the full amount available under the Purchase Agreement with Lincoln Park.

Under our Purchase Agreement with Lincoln Park, we may, at our discretion from time to time over a 36-month period commencing after the date of this prospectus, subject to the Beneficial Ownership Cap, on any single business day, direct Lincoln Park to purchase shares of our common stock in amounts up to 75,000 shares, subject to a maximum commitment by Lincoln Park of $2,000,000 per single regular purchase. Although the Purchase Agreement provides that we may sell up to $15,000,000 of our common stock to Lincoln Park, only 5,065,374 shares of our common stock are being offered under this prospectus, which represents: (i) 65,374 Commitment Shares that we already issued to Lincoln Park as consideration for making the commitment under the Purchase Agreement, and (ii) an additional 5,000,000 shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement.  As a result, depending on the market prices of our common stock, we may not be able to sell the full $15,000,000 commitment amount contemplated by the Purchase Agreement. For example, assuming that we sell all of the 5,000,000 additional shares of our common stock at an average purchase price of $2.62 per share (which was the closing price of our common stock on the Exchange on March 27, 2020), our total gross proceeds would only be $13,100,000.

In the event that the market prices of our common stock increases, we may be able to issue and sell more than the 5,000,000 additional shares of our common stock to Lincoln Park in an effort to obtain up to the full $15,000,000 commitment amount contemplated by the Purchase Agreement; provided in such case we will need to register for resale under the Securities Act such incremental additional shares of our common stock, which will require additional time, resources and cost to us. In addition, the issuance and sale of such additional shares could cause substantial dilution to our stockholders.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $15,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from this offering for general corporate purposes. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our management’s beliefs and views with respect to future events and are subject to substantial risks and uncertainties within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the safe harbor provisions for the U.S. Private Securities Litigation Reform Act of 1955. All statements, other than statements of historical fact, contained in this prospectus and the documents incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “pro forma,” “project,” “seek,” “should,” “target,” “will,” “would” or other similar words or expressions (including their use in the negative), or by discussions of future matters such as the development of products, technology enhancements, possible changes in legislation, and other statements that are not historical.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, including risks described in “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein, regarding, among other things:

•	our plans to research, develop and commercialize itolizumab and any future product candidates;
•	our ability to obtain and maintain regulatory approval of itolizumab in any of the indications for which we plan to develop it;
•	our ability to obtain funding for our operations, including funding necessary to commence and complete the clinical trials of itolizumab;
•	the success, cost, and timing of our product development activities, including our ongoing and planned clinical trials of itolizumab;
•	the size of the markets for our product candidates, and our ability to serve those markets;
•	our ability to successfully commercialize itolizumab;
•	the rate and degree of market acceptance of itolizumab;
•	our ability to develop and maintain sales and marketing capabilities, whether alone or with potential future collaborators;
•	regulatory developments in the United States;
•	the performance of our third-party service providers, including Biocon Limited and other suppliers and manufacturers;
•	the safety, efficacy and market success of competing therapies that are or become available;
•	our ability to attract and retain key scientific or management personnel;
•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;
•	our ability to attract and retain collaborators with development, regulatory and commercialization expertise;
•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;
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our expectations regarding our ability to obtain and maintain intellectual property protection for itolizumab and our ability to operate our business without infringing on the intellectual property rights of others;

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our ability to sell shares of common stock to Lincoln Park pursuant to the terms of the Purchase Agreement and our ability to register and maintain the registration of the shares issued and issuable thereunder; and

•	our anticipated use of the net proceeds from the potential sale of shares of our common stock to Lincoln Park.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. We operate in a very competitive and rapidly changing environment. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make, and accordingly you should not place undue reliance on our forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section in this prospectus and the documents incorporated by reference herein, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus, the documents incorporated by reference herein and the documents that we have filed as exhibits to the registration statement to which this prospectus relates completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus and the documents incorporated by reference herein by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

LINCOLN PARK TRANSACTION

General

On March 27, 2020, we entered into the Purchase Agreement with Lincoln Park. In connection with the Purchase Agreement, on March 27, 2020, we also entered into the Registration Rights Agreement with Lincoln Park pursuant to which we agreed to take specified actions to maintain the registration of the shares of common stock subject to the offering described in this prospectus. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $15,000,000 of our common stock (subject to certain limitations) from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Purchase Agreement and Registration Rights Agreement, we have filed with the Securities and Exchange Commission, or SEC, the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, we previously issued 65,374 Commitment Shares to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement.

We may, from time to time and at our sole discretion, subject to the Beneficial Ownership Cap, direct Lincoln Park to purchase shares of our common stock at a purchase price per share based on the market price of our common stock at the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Under applicable rules of the Exchange, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock in excess of 3,523,717 shares, which represents 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement, or the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.6298 per share (which represents the lower of (i) the closing price immediately preceding the execution of the Purchase Agreement or (ii) the arithmetic average of the five closing prices for our common stock immediately preceding the execution of the Purchase Agreement, as calculated in accordance with the rules of The Nasdaq Global Market), such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the Exchange.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park, would result in Lincoln Park and its affiliates’ exceeding the Beneficial Ownership Cap.

Purchase of Shares under the Purchase Agreement

Regular Purchases

Under the Purchase Agreement, subject to the Beneficial Ownership Cap, on any business day selected by us, we may direct Lincoln Park to purchase up to 75,000 shares of our common stock on such business day (or the purchase date), which we refer to as a Regular Purchase, provided, however, that we may direct Lincoln Park to make multiple Regular Purchases in a single business day. The maximum amount of any single Regular Purchase may not exceed $2,000,000 per purchase. We may direct Lincoln Park to purchase shares in a Regular Purchase as often as every business day has passed since the most recent Regular Purchase notice, as applicable, was delivered to Lincoln Park.

The purchase price per share for each such Regular Purchase will be equal to the lesser of:

•	the lowest sale price for our common stock on the purchase date of such shares; and
•	the average of the three lowest closing sale prices for our common stock during the 10 consecutive business days prior to the purchase date of such shares.

Accelerated Purchases

We may also direct Lincoln Park, subject to the Beneficial Ownership Cap, on any business day on which we have properly submitted a Regular Purchase notice and the closing sale price of our common stock is not below $1.00

(subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, of up to the lesser of:

•	three times the number of shares purchased pursuant to such Regular Purchase; and
•

30% of the aggregate shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the “Accelerated Purchase Measurement Period”.

The purchase price per share for each such Accelerated Purchase will be equal to the lesser of:

•	97% of the volume-weighted average price of our common stock during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and
•	the closing sale price of our common stock on the applicable Accelerated Purchase date.

Additional Accelerated Purchases

We may also direct Lincoln Park, subject to the Beneficial Ownership Cap, on any business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder have been properly delivered to Lincoln Park in accordance with the Purchase Agreement, to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

•	three times the number of shares purchased pursuant to such Regular Purchase; and
•

30% of the aggregate shares of our common stock traded during a certain portion of the normal trading hours on the applicable Additional Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time on the applicable Additional Accelerated Purchase date we refer to as the “Additional Accelerated Purchase Measurement Period”.

We may, in our sole discretion, subject to the Beneficial Ownership Cap, submit multiple Additional Accelerated Purchase notices to Lincoln Park on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder have been properly delivered to Lincoln Park in accordance with the Purchase Agreement.

The purchase price per share for each such Additional Accelerated Purchase will be equal to the lower of:

•	97% of the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and
•	the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.

In the case of the Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than the Beneficial Ownership Cap and as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

•

the effectiveness of the registration statement to which this prospectus relates lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus is unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period, but excluding a lapse or unavailability where (i) we terminate a registration statement after Lincoln Park has confirmed in writing that all of the shares of our common stock covered thereby have been resold or (ii) we supersede one registration statement with another registration statement, including

(without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering the shares of our common stock covered by the Purchase Agreement (provided in the case of this clause (ii) that all of the shares of our common stock covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

•	suspension by our principal market of our common stock from trading for a period of one business day;
•

the de-listing of our common stock from the Nasdaq Global Market, our principal market, provided, our common stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc. or the OTCQB operated by the OTC Markets Group, Inc. (or nationally recognized successor to any of the foregoing);

•

if at any time the Exchange Cap is exceeded and our stockholders have not approved the transactions contemplated by the Purchase Agreement in accordance with the applicable rules and regulations of the Nasdaq Stock Market, to the extent applicable;

•

the failure for any reason by our transfer agent to issue purchased shares of our common stock to Lincoln Park within three business days after the purchase date, Accelerated Purchase date or Additional Accelerated Purchase date, as applicable, on which Lincoln Park is entitled to receive such purchased shares;

•

any breach of the representations, warranties, covenants or other terms or conditions contained in the Purchase Agreement or Registration Rights Agreement that has or could have a Material Adverse Effect (as defined in the Purchase Agreement) and, in the case of a breach of a covenant that is reasonably curable, that is not cured within a period of at least five business days;

•	our common stock ceases to be DTC authorized and ceases to participate in the DWAC/FAST systems; or
•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above, however, the Purchase Agreement will automatically terminate upon initiation of insolvency or bankruptcy proceedings by or against us. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified variable rate transactions during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our common stock after the date of issuance, the issuance of securities with embedded anti-dilution provisions, the issuance of securities with an embedded put or call right or at a price subject to being reset after the initial issuance contingent on our business or market performance.

Effect of Performance of the Purchase Agreement on our Stockholders

All shares registered in this offering that have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. Shares registered in this offering may be sold over a period of up to approximately 36 months commencing on the date of this prospectus. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, subject to the Beneficial Ownership Cap, to direct Lincoln Park to purchase up to $15,000,000 of our common stock, exclusive of the 65,374 Commitment Shares issued to Lincoln Park on the date of the Purchase Agreement. The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement (i) shares of our common stock in excess of the Exchange Cap, unless we obtain stockholder approval to issue shares in excess of the Exchange Cap or the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.6298 per share (which represents the lower of (i) the closing price immediately preceding the execution of the Purchase Agreement or (ii) the arithmetic average of the five closing prices for our common stock immediately preceding the execution of the Purchase Agreement, as calculated in accordance with the rules of The Nasdaq Global Market), such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules and (ii) any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park, would exceed the Beneficial Ownership Cap.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(2)	Gross Proceeds from the Sale of Shares to Lincoln Park Under the $15 Million Purchase Agreement
$2.00	3,458,343	16.4%	$6,916,686
$2.62(3)	3,458,343	16.4%	$9,060,859
$4.00	3,750,000	17.5%	$15,000,000
$6.00	2,500,000	12.4%	$15,000,000
$8.00	1,875,000	9.6%	$15,000,000

(1)

Includes the total number of shares of our common stock that we would have sold under the Purchase Agreement (excluding the 65,374 Commitment Shares) at the corresponding assumed average purchase price set forth in the adjacent column, up to the aggregate purchase price of $15,000,000, if available, while giving effect to the Exchange Cap and without regard for the Beneficial Ownership Cap.

(2)

The denominator is based on 17,618,591 shares outstanding as of March 27, 2020, adjusted to include the issuance of (i) 65,374 Commitment Shares issued to Lincoln Park upon the execution of the Purchase Agreement and (ii) the number of shares set forth in the adjacent column that we would have sold to Lincoln Park, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our common stock on March 27, 2020.

USE OF PROCEEDS

We may receive up to $15,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will be up to $12,910,000 over an approximately 36-month period, assuming that we sell the full amount of shares of our common stock offered by this prospectus and assuming an average purchase price of $2.62 per share (which was the closing price of our common stock on the Exchange on March 27, 2020), and after other estimated fees and expenses. Depending on the market prices of our common stock and other factors, we may sell more (subject to certain requirements) or fewer than all of the shares offered by this prospectus, in which case our net offering proceeds may be more or less. In addition, because we are not obligated to sell any shares of our common stock under the Purchase Agreement, other than the Commitment Shares, the actual total offering amount and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will receive any proceeds under or fully utilize the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use the net proceeds of this offering for general corporate purposes. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing obligations, certificates of deposit or direct or guaranteed obligations of the United States.

DILUTION

The sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to Lincoln Park, the more shares of our common stock we will have to issue to Lincoln Park pursuant to the Purchase Agreement and our existing stockholders would experience greater dilution.

Our net tangible book deficit as of December 31, 2019 was approximately $41.8 million, or $2.40 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of December 31, 2019. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by Lincoln Park in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 5,000,000 shares of our common stock to Lincoln Park pursuant to the Purchase Agreement at an assumed average sale price of $2.62 per share of our common stock, the last reported sale price of our common stock on the Exchange on March 27, 2020, and the placement of 65,374 shares of common stock to Lincoln Park as Commitment Shares and after deducting estimated offering expenses payable by us, our as-adjusted net tangible book deficit as of December 31, 2019 would have been approximately $54.8 million, or $2.43 per share. This represents an immediate increase in net tangible book value of $0.03 per share to existing stockholders.

The number of shares of our common stock to be outstanding as shown above is based on 17,425,654 shares outstanding as of December 31, 2019, and excludes:

•	1,821,093 shares of our common stock issuable upon exercise of outstanding stock options as of December 31, 2019, at a weighted-average exercise price of $5.64 per share;

•

813,473 shares of our common stock reserved for future issuance under our 2018 plan as of December 31, 2019, plus any future increases in the number of shares of common stock reserved for issuance under the 2018 plan pursuant to evergreen provisions;

•

503,716 shares of our common stock reserved for future issuance under our 2018 ESPP as of December 31, 2019, plus any future increases in the number of shares of common stock reserved for issuance under the 2018 ESPP pursuant to evergreen provisions; and

•	80,428 shares of our common stock issuable upon the exercise of outstanding warrants as of December 31, 2019, each at an exercise price of $3.73 per share.

To the extent that stock options or warrants outstanding as of December 31, 2019 have been or may be exercised or other shares are issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELLING STOCKHOLDER

The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we have registered shares for resale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

Beneficial Ownership After this Offering(1)
Name	Shares of Common Stock Owned Prior to this Offering	Shares of Common Stock Being Offered	Number of Shares	%
Lincoln Park Capital Fund, LLC(2)	2,900(3)	5,065,374(4)	2,900	*
*				Represents less than 1% of outstanding shares.
(1)

Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)

Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(3)				Represents 2,900 shares of our common stock beneficially owned by Lincoln Park prior to March 27, 2020.
(4)

Includes the 65,374 Commitment Shares we issued to Lincoln Park under the Purchase Agreement as a commitment fee on March 27, 2020 and up to an additional 5,000,000 shares of our common stock we may elect in our sole discretion, subject to the Beneficial Ownership Cap, to sell to Lincoln Park under the Purchase Agreement.

PLAN OF DISTRIBUTION

Pursuant to this prospectus, we are offering up to 5,065,374 shares of our common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement.

We may, from time to time and at our sole discretion, subject to the Beneficial Ownership Cap, direct Lincoln Park to purchase shares of our common stock in amounts up to 75,000 shares on any single business day, subject to a maximum of $2,000,000 per purchase. In addition, upon notice to Lincoln Park, we may, from time to time and at our sole discretion, subject to the Beneficial Ownership Cap, direct Lincoln Park to purchase additional shares of our common stock in “accelerated purchases,” and/or “additional accelerated purchases” as set forth in the Purchase Agreement. The purchase price per share is based on the market price of our common stock at the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement. See “Lincoln Park Transaction – Purchase of Shares under the Purchase Agreement.”

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares covered by this prospectus to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold to Lincoln Park.

Our common stock is listed on the Exchange and trades under the symbol “EQ.” The transfer agent of our common stock is American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Cooley LLP, San Diego, CA.

EXPERTS

The consolidated financial statements of Equillium, Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 2223 Avenida de la Playa, Suite 105, La Jolla, California 92037 or telephoning us at (858) 412-5302. We also maintain a website at www.equilliumbio.com, at which you may access these materials free of charge after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference into this prospectus and the registration statement to which this prospectus relates the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 26, 2020;
•	our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed on April 3, 2020;
•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed on March 30, 2020; and
•

the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed on October 5, 2018, including any amendment or reports filed for the purposes of updating this description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Equillium, Inc., 2223 Avenida de la Playa, Suite 105, La Jolla, California 92037; telephone: (858) 412-5302.

You also may access these filings on our website at www.equilliumbio.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

5,065,374 Shares

Common Stock

PROSPECTUS

April 7, 2020